Exhibit 10.17
QUAD/GRAPHICS, INC.
2010 OMNIBUS INCENTIVE PLAN
2020 CASH LONG-TERM INCENTIVE PLAN
NET LEVERAGE RATIO AWARD
AS AMENDED AND RESTATED
[[PARTICIPANTID]]
[[FIRSTNAME]] [[LASTNAME]]
This is an amendment and restatement of this Incentive Award (this “Award”), which you were granted under the 2010 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, of Quad/Graphics, Inc. (the “Company”) with the following terms and conditions:

Grant Date:	January 1, 2020
Performance Period	Fiscal years 2021-2022
Total Target Payout:	$[[SHARESGRANTED]]
Annual Target Payout:	One-half (1/2) of the Total Target Payout is eligible to be earned with respect to each year in the Performance Period.

Performance Goal and Percentage Payout:
The percentage of the Annual Target Payout earned under this Award will range from 0%-250% based on achievement of the Annual Net Leverage Ratio Goal (defined below) during each year of the Performance Period. The specific percentages of the Annual Target Payout earned for specific levels of the Annual Net Leverage Ratio Goal achieved for the year will be established by the Committee and communicated to you following Committee approval.

“Annual Net Leverage Ratio Goal” for any year in the Performance Period means the target for Annual Net Leverage Ratio (as defined below) established by the Committee for such year. The Annual Net Leverage Ratio Goal for each year will be communicated to you following Committee approval.

“Annual Net Leverage Ratio” means Debt (as defined below) net of Excess Cash (as defined below), divided by Adjusted EBITDA (as defined below).

“Debt” means the Company’s total debt and finance lease obligations measured at the end of the applicable year during the Performance Period.

“Excess Cash” means the Company’s cash and cash equivalents less $10 million (for minimum cash balance), measured at the end of the applicable year during the Performance Period.

“Adjusted EBITDA” for any year means the Company’s trailing 12-month net earnings (loss) attributable to the Company’s common shareholders, excluding interest expense, income tax expense (benefit) and depreciation and amortization, and adjusted to exclude the following items: restructuring, impairment and transaction-related charges; earnings/loss from discontinued operations, net of tax; net pension income; employees stock ownership plan contribution; gain/loss on debt extinguishment; equity in (earnings) loss of unconsolidated entity; adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for unconsolidated equity method investments (calculated in a consistent manner with the calculation used by the Company for its EBITDA); and net earnings (loss) attributable to non-controlling interests.

Calculations will be based on pro forma EBITDA and Debt for any acquisitions and divestitures.

The Committee may adjust the Annual Net Leverage Ratio Goal and the calculation of the Annual Net Leverage Ratio to take into account unexpected and material industry developments or as it otherwise may deem appropriate in its sole and absolute discretion.

Earned Amounts, Payout Timing and Conditions:
The Committee shall determine any amount of the Annual Target Payout that has been earned with respect to each year in the Performance Period as soon as practicable following the end of such year. Any amount the Committee determines has been earned with respect to the first two years in the Performance Period shall be credited to you upon such Committee determination but payment shall be deferred until the end of the final year in the Performance Period, as described below.

The Company shall pay any Annual Target Payout amounts credited to you with respect to the first two years in the Performance Period and any Annual Target Payout amount earned with respect to the final year in the Performance Period as soon as practicable following the Committee’s approval of the achievement of the Annual Net Leverage Ratio Goal for such final year (but in no event later than the end of the year following such final year in the Performance Period), provided that, except as set forth below, you are continuously employed by or in the service of the Company or an Affiliate until the payment date.

Upon your separation from employment or service with the Company and its Affiliates prior to the final payment date under this Award, you shall automatically and immediately forfeit your right to any future payments, except as follows:

•If your employment or service relationship with the Company and its Affiliates is terminated as a result of your death or disability (within the meaning of Code Section 22(e)(3)), then you or your estate shall remain eligible to receive any future Annual Target Payouts that were or would otherwise have been earned absent such termination based on the Company’s achievement of the Annual Net Leverage Ratio Goals. Any such Annual Target Payouts will be paid at the same time as they would have been paid under this Award had your employment or service continued until the payment date.

•If your employment or service relationship with the Company and its Affiliates terminates as a result of your retirement upon or after age 65, then, provided such retirement is approved by the Committee (your “Retirement”), you will remain eligible to receive (a) any Annual Target Payout that relates to a year ending prior to your Retirement (less any amounts previously paid with respect to such year) and (b) a portion of any future Annual Target Payouts that were or would otherwise have been earned absent such Retirement based on the Company’s achievement of Annual Net Leverage Ratio Goals. The portion referred to in clause (b) shall be equal to the total amount of such Annual Target Payouts you would have received absent such Retirement multiplied by a fraction, the numerator of which is the number of days during the Performance Period prior to the date of your Retirement and the denominator of which is the total number of days in the Performance Period. Any such Annual Target Payouts will be paid at the same time as they would have been paid under this Award had your employment or service continued until the payment date.

Upon a Change in Control (as defined below), this Award will be converted into a right to receive a cash payment at the time of such Change in Control equal to (a) any Annual Target Payout that relates to a year ending on or prior to such Change in Control (less any amounts previously paid with respect to such year) and (b) the sum of any other Annual Target Payouts relating to the year in which the Change in Control occurred and any future years remaining in the Performance Period, in each case calculated at the target level.

For purposes of this Agreement, a “Change in Control” means any event which results in the legal or beneficial ownership of shares of voting stock of the Company granting the holder or holders thereof a majority of the votes for the election of the majority of the Board of Directors (or other supervisory board) of the Company being owned by any person or entity (or group of persons or entities acting in concert) other than any one or more of the following acting alone or in concert: (i) the respective spouses and descendants of Harry V. Quadracci, Harry R. Quadracci or Thomas A. Quadracci and/or the spouses of any such descendants, (ii) the respective executors, administrators, guardians or conservators of the estates of any Harry V. Quadracci, Harry R. Quadracci, Thomas A. Quadracci or the Persons described in clause (i) above, (iii) trustees holding shares of voting stock of the Company for the benefit of any of the persons described in clause (i) or (ii) above and (iv) any employee stock ownership or other benefit plan of the Company (together, the "Permitted Holders"). Notwithstanding the foregoing, the transfer of legal or beneficial ownership of any of the shares of voting stock of the Company to a new entity shall not be a Change in Control if a majority of the voting stock of such new entity is owned by Permitted Holders. In the event such a transfer occurs, the foregoing definition of "Change in Control" shall be construed with respect to the new entity that owns all of the voting stock of the Company (as opposed to the Company itself).

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.
Tax Withholding:	All amounts payable under or with respect to this Award shall be subject to withholding for taxes.
Miscellaneous:
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by Section 17(a) of the Plan or: (i) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (ii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

This Award constitutes a mere promise by the Company to make specified payments in the future if such benefits come due under this Award. You will have the status of a general creditor of the Company with respect to any vested Award.

This Award and any payment made hereunder shall be subject to any applicable Company recoupment, recovery, claw back or similar policy that the Company may adopt, or that may become applicable to the Company, from time to time.

This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.
BY ACCEPTING THIS AWARD AS AMENDED AND RESTATED, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

QUAD/GRAPHICS, INC.
By:    /s/ Joel Quadracci___________
Joel Quadracci
Chairman, President & CEO
Quad/Graphics
Date:    January 1, 2020
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